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                                                                    EXHIBIT 99.1

Vignette Board Authorizes $50 Million Stock Repurchase

Austin, TX (September 16, 2001) Vignette Corp. (Nasdaq:VIGN), the world's leading provider of integrated content management applications, today announced that its Board of Directors has approved a stock repurchase program whereby the company can repurchase up to $50 million (U.S.) of its common stock, effective immediately. The repurchased shares will be used for general corporate purposes. Any share repurchases under this program may be made over a period of up to six months, and may be made in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice.

About Vignette
Vignette is the leading provider of integrated content management applications used by the most successful organizations in the world to interact online with their customers, employees and partners. By combining content management with integration and analysis applications, Vignette enables organizations to deliver personalized information wherever it is needed, integrate online and enterprise systems and provide real-time analysis of the customer experience. Vignette powers more than 1,300 leading organizations and is headquartered in Austin, Texas. Vignette has offices located throughout the Americas, Europe, Asia and in Australia, and can be found on the Web at http://www.vignette.com/.

FORWARD-LOOKING STATEMENTS
The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding future sales, market growth and competition. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, Future Losses, Limited Operating History, Fluctuation of Quarterly Revenues and Operating Results, Competition, Dependence on a Small Number of Large Orders, Lengthy Sales Cycle and Product Implementation, Acquisition Integration, Market Awareness of Our Product, Rapid Changes in E-Relationships Technology and New Products, and other factors and risks discussed in the Company's 10K, as amended and filed with the Securities and Exchange Commission and any reports filed from time to time with the Securities and Exchange Commission.

Vignette is a registered trademark of Vignette Corp. in the United States and foreign countries. All other names are the trademarks of their respective companies.

For More Information, Press Only:

Maury Lane
Director, Global Corporate Communications
Vignette Corporation
512.741.4987
mlane@vignette.com
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